Exhibit 99.1

Contact: Christopher Maher
CEO & President
Patriot National Bank
Tel: 203.251.8265
cmaher@pnbk.com

For Immediate Release

Patriot National Bank Lands Mark C. Foley as Executive Vice President &
Chief Credit Officer

STAMFORD, CT (November 18, 2011). Patriot National Bank (the “Bank”) (NASDAQ: PNBK) is pleased to announce that Mark C. Foley will be joining the Bank as an Executive Vice President in the newly created position of Chief Credit Officer.

Mr. Foley’s new role would focus on directing and managing the Bank’s credit policies and credit administration. He will also contribute to the development of business strategies geared toward attaining the profit objectives of the Bank’s Annual Plan. Mark will be a member of the Bank’s Executive Management team and serve on the Bank’s Loan Committee

According to Christopher D. Maher, President and Chief Executive Officer, “Mark’s wealth of financial industry knowledge, exceptional analytical skills, and proven ability to manage credit risk will help Patriot transition from the completion of our operational restructuring towards increased profitability.”

Mr. Foley was most recently the Chief Credit Officer at Herald National Bank in New York. Prior to his Herald Bank assignments, he was a Managing Director at Forensic Investigative Associates where he specialized in compliance monitoring and due diligence. For the ten years prior, Mr. Foley held a variety of senior management roles at The Oyak Bank A.S. in Istanbul, Turkey. Mr. Foley participated in forming The Oyak Bank as a spin off of the BankBoston Istanbul Branch, following an 11 year career in commercial credit with Bank Boston. He holds a BA in Economics from Framingham State College and an MA in International Studies from The Johns Hopkins University.

Nationally chartered in 1994, Patriot National Bank currently has fifteen full-service branches serving Southern Connecticut, Westchester County, New York and New York City. Additional information may be accessed at the Bank’s website, www.pnbk.com.

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